Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Reports Preliminary Third Quarter 2020 Results, New Share Repurchase Authorization, and Intention to Reinstate Dividend

HOUSTON, October 6, 2020 — Group 1 Automotive, Inc. (NYSE: GPI), an international, Fortune 500 automotive retailer, today reported preliminary financial results for the three months ended September 30, 2020. Group 1 expects diluted earnings per common share to be between $6.25 and $6.65, and adjusted diluted earnings per common share between $6.40 and $6.80.  Adjusted earnings per share reflects the exclusion of the $3.3 million pre-tax expense or approximately $0.15 EPS impact of  redeeming all previously issued 5.00% bonds due June 2022. This represents a 206% to 226% increase on a GAAP basis and a 112% to 125% increase on an adjusted basis as compared to third quarter 2019 results of $2.04 and $3.02, respectively.

This earnings increase represents a continuation of the solid profit performance of May and June 2020. Group 1 believes that new and used vehicle gross margins in the U.S. have more than offset reduced vehicle sales volumes stemming from low inventory levels, resulting in year-over-year gross profit growth.  U.S. SG&A expense as a percentage of gross profit continues to be well below historical levels and was generally consistent with second quarter 2020 reported non-GAAP results.  Group 1 expects a material percentage of these cost reductions to be permanent.

Group 1’s U.K. operations also contributed to the significant third quarter profit improvement with vehicle sales and service levels recovering from the extensive lockdowns that occurred over April and May. U.K. new vehicle same store sales increased approximately 20 percent over 2019 and used vehicle sales were up mid-single digits. U.K. SG&A expense as a percentage of gross profit will be well below 2019 levels, and we expect a significant portion of those cost reductions to be permanent as well.  Additionally, Group 1’s Brazilian operations were profitable for the quarter despite severe traffic reductions in Sao Paulo due to the pandemic.

The foregoing estimated results are based on preliminary information as of this date and are subject to change following completion of the quarter-end review process and other developments arising between now and the time financial results are finalized. In addition, these preliminary unaudited results are not comprehensive financial results for the quarter ending September 30, 2020, should not be viewed as a substitute for complete GAAP financial statements or more comprehensive financial information, and are not indicative of the results for any future period.

Additionally, Group 1 is announcing a new $200 million share repurchase authorization.  Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or in privately negotiated transactions.  The company expects that any repurchase of shares will be funded from cash from operations.  Repurchased shares will be held in treasury.  Furthermore, the company expects to reinstate a quarterly cash dividend following its board meeting in mid-November payable in mid-December.

About Group 1 Automotive, Inc.

Group 1 Automotive, Inc.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our strategic investments, goals, plans, projections and guidance regarding our financial position, results of operations, business strategy, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," "foresee," "may" or "will" and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, (i) our ability to retain key personnel, (j) the impacts of COVID-19 on our business, (k) the impacts of any potential global recession and (l) our ability to maintain sufficient liquidity to operate. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com